EXHIBIT 10.45

July 6, 2004

Dear Greg:

This letter is to confirm that, in consideration for your continued employment with Exelixis, Inc. (the “Company”), the Company offers you the following termination benefits:

In the event, within the twelve (12) month period commencing on the date hereof, your employment with the Company is terminated without cause, then you will receive a lump-sum payment equal to eighteen (18) month’s base salary.  In addition, you will be entitled to receive the amount of any declared but unpaid bonus as of the date of such termination and the Company shall continue to make available to you such fringe benefits as required by law.

Sincerely,

/s/ George Scangos

George Scangos
President and Chief Executive Officer

ACCEPTED BY:

/s/ Gregory Plowman	July 6, 2004
Gregory Plowman	Date